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                                                                    EXHIBIT 99.1

                                                                (CITIGROUP LOGO)

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
NOVEMBER 22, 2004

 CITICAPITAL TO DIVEST ITS TRANSPORTATION FINANCE BUSINESS BASED IN DALLAS AND
                                    TORONTO

New York--CitiCapital, a business unit of Citigroup, has reached an agreement to sell its Transportation Finance Business based in Dallas and Toronto to GE Commercial Finance for total cash consideration of approximately $4.4 billion, resulting in an after-tax gain of approximately $90 million, subject to adjustments between now and closing.

"This transaction is another step in our effort to allocate capital most effectively throughout our businesses," said Robert B. Willumstad, President and Chief Operating Officer of Citigroup. "Our ongoing leasing operations are core to our commercial strategy, and we look forward to leveraging the market leadership positions enjoyed by these businesses."

The Transportation Finance business that Citigroup is divesting provides financing, leasing, and asset-based lending to the commercial trucking industry. The company believes that the Dallas- and Toronto-based parts of this operation do not offer viable cross-selling opportunities and that this divestiture will provide the right mix of businesses for CitiCapital to build for the future.

"We believe that this transaction brings the recent series of divestitures of CitiCapital's leasing businesses to a conclusion," said Ellen Alemany, Executive Vice President of the Commercial Business Group and President and CEO of CitiCapital. "CitiCapital is now optimally structured to grow its business and leverage marketplace opportunities."

The sale is subject to regulatory approvals and may close as early as the end of 2004.


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Media contact:          Anita Gupta 212-559-0297 or Robert Julavits 212-559-1064

Investor contact:       Art Tildesley 212-559-2718

Fixed Income Investor:  John Randel 212-559-5091


About CitiCapital

With a current global portfolio of over $20 billion, CitiCapital, a business unit of Citigroup, is one of the largest commercial finance companies, and the leading independent provider of material

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handling equipment financing in the USA. CitiCapital provides a full range of financing solutions and services to over 575,000 customers throughout the world and is also a market leader in construction equipment, healthcare and business technology equipment finance. Additional information can be found at www.citicapital.com.

About Citigroup

Citigroup (NYSE: C), the preeminent global financial services company which has 200 million customer accounts and does business in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.